                                EXHIBIT 10.1

CONFORMED COPY
                           Dated  18 December 1997




                          GEOTEK COMMUNICATIONS, INC.

                                      and

                        GEOTEK GMBH HOLDING CORPORATION

                                      and

                           TIWC HOLDINGS (UK) LIMITED

                                      and

                     TELESYSTEM INTERNATIONAL WIRELESS INC.





                                    AGREEMENT

                        relating to the sale and purchase
                  of the whole of the issued share capital of

                            NATIONAL BAND THREE LIMITED





                                LINKLATERS & PAINES

                                  One Silk Street
                                  London EC2Y 8HQ

                              Tel: (+44) 171 456 2000

Agreement for the Sale and Purchase of Shares

This Agreement is made on 18  December 1997

Between:

(1) Geotek Communications, Inc. of 102 Chestnut Ridge Road, Montvale, New Jersey 07645, United States of America ("Geotek");

(2) Geotek GmbH Holding Corporation of 9/11 Washington Street, Wilmington, Delaware 19801, United States of America (the "Vendor");

(3) TIWC Holdings (UK) Limited of Block C, The Crescent, Jay's Close, The Viables, Basingstoke, Hampshire, RG22 4BS United Kingdom (the "Purchaser"); and

(4) Telesystem International Wireless Inc of 1250 Rene-Levesque Blvd West, Suite 1100, Montreal, Quebec, H3B 4WB Canada (the "Guarantor").

Recitals

(A)  Geotek owns the entire issued share capital of the Vendor;

(B) The Vendor owns or will at Completion own the entire issued share capital of National Band Three Limited;

(C) The Guarantor owns, directly or indirectly, the entire issued share capital of the Purchaser;

(D) The Vendor wishes to sell, and the Purchaser wishes to purchase, on the terms set out in this Agreement, the entire issued share capital of National Band Three Limited;

(E) The Guarantor has agreed to guarantee certain obligations of the Purchaser under this Agreement; and

(F) Geotek has agreed to guarantee all of the obligations of the Vendor under this Agreement.

It is agreed as follows:


1    Interpretation

     In this Agreement, including the Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires, the above definitions and the provisions in this clause 1 shall apply:

1.1  Definitions

     "agreed terms" means in relation to any document such document in the terms agreed between the parties and signed by or on behalf of the Purchaser's Solicitors and the Vendor's Solicitors for the purposes of identification as that document may be amended by agreement in writing between the parties from time to time for any reason including, without limitation, to take account of any changes between the date of this Agreement and Completion;

     "Articles of Association" means the articles of association of the Company;

     "Associate" means in relation to any company, any body corporate controlled by or under common control with that company, which, for the avoidance of doubt, shall include any subsidiary or holding company of that company and any subsidiary of any holding company of such company;

     "Audited Accounts" means the audited accounts of the Company for the nine months ended on the Balance Sheet Date;

     "Balance Sheet Date" means 30 September 1997;

     "Business Day" means a day on which banks are open for business in:
     London, England; Montreal, Canada; and New York, the United States of America;

     "CHAPS" means clearing houses automated payment systems;

     "Company" means National Band Three Limited, registered number 2672488 of Wren House, Hedgerows Business Park, Colchester Road, Springfield, Chelmsford, Essex, England;

     "Completion" means the completion of the sale and purchase of the Shares pursuant to clause 6;

     "Completion Date" means the date on which Completion occurs;

     "controls" means with respect to a person and a body corporate that:

          (i) he holds, or is beneficially entitled to, more than fifty (50) per cent. of the equity share capital in the body, or possesses more than fifty (50) per cent. of the voting power in it; or

          (ii) he holds, or is beneficially entitled to, ten (10) per cent. or more of the equity share capital in that body, or possesses ten (10) per cent. or more of the voting power in it, and an arrangement exists between him and any other participant in the body as to the manner in which any voting power in that body possessed by either of them is to be exercised, or as to the omission by either of them to exercise such voting power; or

         (iii) although he does not have such an interest in the body, it is reasonable, having regard to all the circumstances, to expect that he will be able, by whatever means and whether directly or indirectly, to achieve the result that the affairs of the body are conducted in accordance with his wishes;

     For the purposes of (ii):

     (a) "arrangement" includes any agreement or arrangement, whether or not it is, or is intended to be, legally enforceable; and

     (b)  a person shall be treated:

          (i) as holding, or being beneficially entitled to, any equity share capital which is held by a body corporate which he controls or to which such a body corporate is beneficially entitled; and

          (ii) as possessing any voting power possessed by such a body corporate.

"Disclosure Letter" means the letter of even date with this Agreement from the Vendor to the Purchaser disclosing:

          (i)  information constituting exceptions to the Warranties;

          (ii) information about the Company and its affairs related to the Warranties; and

         (iii) details of other matters referred to in this Agreement;

"Environment" means all or any of the following media, namely: the air, water and land; and the medium of air includes, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground;

"Environmental Laws" means all European Union regulations, United Kingdom statutes, regulations and orders and other local laws, rules, regulations and bye-laws and all codes of practice and guidance notes and circulars in force at the Completion Date, which:

(a) have as a purpose or effect the protection or enhancement of the Environment and relate to the presence manufacturing processing treatment keeping handling use possession supply receiving sale purchase import export or transportation of Hazardous Materials or any event activity condition or phenomenon which alone or in combination with others is capable of causing harm or damage to property or to man or any other organism supported by the Environment;

(b) relate to the release spillage deposit escape discharge leak or emission of Hazardous Materials;

(c)       relate to the control of Waste;

(d) relate to noise vibration radiation or common law or statutory nuisance or any other interference with the enjoyment or use of land;

(e) relate to the use of land or the erection occupation or use of buildings or other natural or man-made structures above or below ground; or

(f)       relate to human health and safety;

"Expert" has the meaning set out in clause 4.5.1;

"Hazardous Material" means any Substance or organism which alone or in combination with others is capable of causing harm or damage to property or to man or any other organism supported by the Environment or damaging the Environment or public health or welfare;

"ICTA" means the Income and Corporation Taxes Act 1988;

"Intellectual Property Rights" means all patents, patent applications, know-how, trade marks, trade mark applications, trade names, registered designs, design rights, copyrights, rights of extraction or database rights and other similar industrial, intellectual or commercial rights subsisting anywhere in the world;

"Losses" means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

"Management Accounts" means the unaudited management accounts relating to the Company drawn up in a format consistent with that adopted by the Company for its management accounts for the preceding twelve (12) months for any calendar month after the Balance Sheet Date (the "Relevant Management Accounts Date") and ending on a date at least ten (10) Business Days before the Completion Date;

"Material Adverse Change" has the meaning set out in clause 4.1.5;

"MMC" means the Monopolies and Mergers Commission of 48 Carey Street, London
WC2;

"Net Loan Repayment" has the meaning set out in clause 5.3.1;

"Notification Date" means the Business Day on which notice is given pursuant to clauses 4.3.1 and 4.3.2 that all the Pre-conditions have been either fulfilled or waived, subject to any delay caused as a result of clauses 4.1.5(c)(ii), 4.1.5(g), 4.4.3 and 4.5.2;

"OFT" means the Office of Fair Trading of Field House, 15 - 25 Bream Buildings, London EC4A 1PR;

"PAMR" means public access mobile radio;

"Payment" has the meaning set out in clause 4.5.1;

"Payment Account Details" means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

"Pension Scheme" means the National Band Three Pension Scheme in force at the date of this Agreement;

"Personnel" has the meaning set out in clause 5.1.4;

"Planning Acts" means Town and Country Planning Acts 1971-1990;

"PMR" means private mobile radio;

"Pre-conditions" means the conditions set out in clauses 4.1.1, 4.1.2, 4.1.3 and 4.1.4;

"Principal Properties" means Wren House, Hedgerows Business Park, Colchester Road, Springfield, Chelmsford, Essex; Rugby House, New Century Park, Coventry, CV3 1HJ; Faraday Centre, Magnet Road, East Lane, Wembley HA9 7RG; 3 Pittbrook Street, Ardwick, Manchester M12 6LR and Kirk O'Shotts, Forrest Road, Salisburgh, Lanarkshire, ML7 9PB;

"Properties" means the properties brief details of which are set out in
Schedule 3 and "Property" means any one of them;

"Purchaser's Accountants" means Ernst & Young of Becket House, 1 Lambeth Palace Road, London SE1 7EU;

"Purchaser's Solicitors" means Linklaters & Paines of One Silk Street, London EC2Y 8HQ;

"Radiocommunications Agency" means the Radiocommunications Agency of New Kings Beam House, 22 Upper Ground, London SE1 9SA;

"Retention Fund" has the meaning set out in clause 3.1;

"Security Interest" means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation;

"Shares" means nine (9) million ordinary shares of L1 each being the entire issued share capital of the Company;

"SoS" means the Secretary of State for Trade and Industry of 1 Victoria Street, London SW1H 0ET;

"Substance" means any natural or artificial matter whether in solid or liquid form or in the form of a gas or vapour and for this purpose includes electricity or heat including mixtures of such substances;

"TA Licence" means the licence dated 12 December 1997 granted to the Company under section 7 Telecommunications Act 1984 and includes any class licence granted under that Act which is relied upon by the Company;

"Taxation" means liability arising under any of the Taxation Statutes;

"Taxation Statutes" means statutes (and all regulations and arrangements whatsoever made thereunder) enacted (or issued coming into force or entered into) whether before or after the date of this Agreement providing for or imposing or relating to all forms of taxation duties levies and rates whatsoever including without limitation:

(a) any charge tax duty or levy upon income profits chargeable gains or any other property or instruments in writing or supplies or other transactions;

(b) income tax, corporation tax, advance corporation tax, withholding tax, capital gains tax, inheritance tax, capital transfer tax, value added tax, stamp duty, stamp duty reserve tax, capital duty, customs and other import duties national insurance contributions, general rates, water rates or other local rates;

(c) any liability for sums equivalent to any such charge tax duty levy or rates and/or for any penalty fine or interest payable in connection therewith; and

(d) any law or regulation whatsoever providing for or imposing or otherwise relating to any charge tax levy or rates (of a like or similar nature) chargeable outside the United Kingdom and/or for any penalty fine or interest payable in connection with them.

"Tax Deed of Covenant" means the deed of covenant against Taxation in the agreed terms to be entered into at Completion;

"TETRA" means the draft digital PMR and PAMR standards of the European Telecommunications Standards Institute;

"UK GAAP" means accounting principles generally accepted in the UK;

"US$" or "$" means US dollars;

"Vendor's Accountants" means Coopers & Lybrand of 1 Embankment Place, London
WC2;

"Vendor's Overheads" means all Losses relating to Andrew Robb and his secretary (including, without limitation, all costs relating to salaries, premises and pensions), all Losses relating to Peter Ratcliffe and all Losses relating to GMS Inc., all as described in the Disclosure Letter, and all Losses relating to all other contracts or arrangements referred to in paragraph 5.2 of Part 1 of Schedule 2;

     "Vendor's Solicitors" means Fladgate Fielder of Heron Place, 3 George Street, London W1H 6AD;

     "Warranties" means the warranties set out in Part 1 of Schedule 2 and "Warranty" means any one of them;

     "Warranty Claim" means any claim made in respect of an alleged breach of one or more of the Warranties;

     "Waste" means any Substance which constitutes a scrap material or an effluent or other unwanted surplus Substance arising from the application of any process and any Substance or article which requires to be disposed of as being broken worn out contaminated or otherwise spoiled;

     "Working Capital" means current assets less current liabilities; and

     "WT Licence" means the licence granted on 9 April 1992 and the licence granted on 15 December 1997 to the Company for the purpose of section 1 of the Wireless Telegraphy Act 1949 and any amendment, modification or addition to such licences.

1.2  Subordinate Legislation

     Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision on or before the date of this Agreement.

1.3  Modification etc. of Statutes

     Any reference to a statutory provision shall include such provision as from time to time modified, re-enacted or consolidated on or before the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced on or before the date of this Agreement.

1.4  Connected Persons

     A person shall be deemed to be connected with another if that person is connected with such other within the meaning of section 839 of the ICTA.

1.5  Vendor

     References to the Vendor shall, where the context allows, include Geotek on the basis that the Vendor and Geotek are acting on a joint and several basis.

1.6  Accounts

     Any reference to audited accounts or the Audited Accounts shall include the directors' and auditors' reports, relevant balance sheets, profit and loss accounts and cash flow accounts and related notes together with all documents which are required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question.

1.7  Companies Act 1985

     The words holding company and subsidiary shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985.

1.8  Interpretation Act 1978

     The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an Act (as defined therein).

1.9  Schedules etc.

     References to this Agreement shall include the recitals and Schedules to it and references to clauses and Schedules are to clauses of and schedules to this Agreement.

1.10 Information

     Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11 SSAPs

     A reference to a SSAP means a statement of standard accounting practice as adopted by the Accounting Standards Board and published by the Institute of Chartered Accountants of England and Wales.

  2  Agreement to Sell the Shares

2.1  Sale of Shares

     The Vendor shall sell and the Purchaser, relying only on the Warranties and undertakings contained in this Agreement, shall purchase the Shares free from all Security Interests and together with all rights and advantages now and hereafter attaching thereto with effect from the Completion Date.

2.2  Rights of Pre-emption

     The Vendor hereby waives irrevocably any and all rights of pre-emption over the Shares conferred either by the Articles of Association or other equivalent document of the Company or in any other way and the Vendor shall procure that any Associate waives irrevocably and without consideration any such rights.

  3  Consideration

3.1  Amount and Retention Fund

     Subject as hereinafter provided the consideration for the purchase of the Shares shall be the sum of eighty million US dollars (US$80,000,000) together with any increase or less any decrease pursuant to clause 5.3 of which 95% of that sum together with any increase or less any decrease pursuant to clause 5.3 shall be credited to the account specified in the Payment Account Details of the Vendor by way of CHAPS on the Completion Date and the balance (the "Retention Fund") shall be dealt with in accordance with the provisions set out in Schedule 6. Any sum payable to the Vendor out of the Retention Fund shall be paid to the Vendor, provided that if any amount by way of a Warranty Claim or by way of a claim pursuant to clauses 4.4, 5.2, 6.4, 6.6 or 9.15 shall become payable to the Purchaser out of the Retention Fund in accordance with the provisions of Schedule 6, the consideration shall be abated by the amount so payable and any right of the Purchaser to such claim shall be reduced by the amount of such abatement but without prejudice to the right of the Purchaser to recover the excess of any such claim or any other Losses from the Vendor.

3.2  Method of Payment

     Wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting the account specified in the Payment Account Details of the party entitled to the payment by way of CHAPS on or before the due date for payment unless the payee by notice to the payer, not later than three (3) Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment hereunder.

3.3  Reduction of Consideration

     If any payment is due by the Vendor to the Purchaser in respect of any claim against the Vendor under this Agreement (including without limitation any Warranty Claim), the payment shall be made by way of adjustment of the consideration paid by the Purchaser for the Shares under this Agreement and the consideration shall be deemed to have been reduced by the amount of such payment.

  4  Conditions

4.1  Conditions Precedent

     Completion is conditional upon satisfaction of the following conditions:

     4.1.1 the receipt by the Purchaser and the Company of written confirmation from each of the SoS and the Director General of Telecommunications, in the agreed terms;

     4.1.2 (a) the receipt by the Purchaser of written confirmation from the OFT indicating, in terms satisfactory to the Purchaser, that the SoS, in exercise of her functions under the Fair Trading Act 1973, does not intend to refer the proposed acquisition of the Shares or any matter relating thereto to the MMC and for the purpose of this clause, an unconditional written notice to the Purchaser from the OFT that the SoS does not intend to refer the proposed acquisition to the MMC will satisfy the Purchaser; or

               (b) the SoS accepting an undertaking or undertakings in terms satisfactory to the Purchaser pursuant to Section 75G of Fair Trading Act 1973 instead of referring the proposed acquisition of the Shares or any matter relating thereto to the MMC;

     4.1.3 the receipt by the Purchaser and the Company of letters in the agreed terms from EASAMS Limited, GEC - Marconi Communications Limited and GPT Limited;

     4.1.4 the receipt by the Purchaser of written confirmation from the SoS indicating in terms satisfactory to the Purchaser that the merger of the Wireless Telegraphy Act TETRA licences issued on 15 December 1997 to the Company and Tetralink Telecommunications Limited ("Tetralink") will be permitted and/or that Tetralink will be licensed to use all of the radiofrequency spectrum licensed under such licences; and for the purposes of this clause written confirmation from the Radiocommunications Agency that Tetralink will be licensed pursuant to its Wireless Telegraphy Act TETRA licence to use 80 or more channels within the spectrum currently designated in that licence, subject to co-ordination of such channels with the Ministry of Defence, will satisfy the Purchaser; and

     4.1.5 there being no Material Adverse Change between the date of this Agreement and Completion and for the purposes of this Agreement "Material Adverse Change" means:

               (a) the gross loss ("churn") to the Company of two thousand (2,000) subscriber units (each subscriber unit being a radio unit recorded on the Company's SMART system in a manner fully consistent with such recording practice over the last year) in any month or, if Completion is not at the end of a calendar month, part of that calendar month, excluding former subscriber units on the Company's networks which become subscriber units to Fleetcomm Limited's networks in any such calendar month or part of it;

               (b) an increase of more than ten (10) per cent. in the aggregate amount of the rentals of the sites on which the Company's base stations are located payable by the Company for the period of twelve (12) months ending on the Completion Date over the aggregate amount of such rentals paid by the Company for the period of twelve (12) months ended on the date which is three hundred and sixty five (365) days before the Completion Date;

               (c) any actual or threatened litigation which either relates singly or in the aggregate to an amount exceeding one million pounds (L1,000,000), provided that:

                    (i)   such litigation is not frivolous;

                   (ii) the Vendor shall have twenty (20) days from the receipt of any statement of claim or other initiating process in which to settle or otherwise dispose of such litigation; and

                  (iii) such litigation is not fully covered by a valid insurance policy held by the Company on the Completion Date and disclosed to the Purchaser.

               For the purpose of this clause, "fully covered" excludes any reasonable deductible from any such insurance policy;

               (d) twenty (20) or more of the Company's base stations being unavailable to provide service on its principal network for three (3) or more consecutive days;

               (e) any of the switches operated by the Company being unavailable to provide service on its principal network for two (2) or more consecutive days;

               (f) total destruction of the Property of the Company known as Wren House, or that Property not being able to be used by the Company for its operations for three (3) or more consecutive days;

               (g) the Purchaser becoming aware of any liability of the Company which is not fully covered by a valid insurance policy as referred to in clause 4.1.5(c) and which was not disclosed in its Audited Accounts of one million pounds (L1,000,000) or more, which the Vendor has not settled in full within seven (7) days after the Notification Date;

               (h)  an announcement by or on behalf of the
                    Radiocommunications Agency or by or on behalf of the SoS that the fee payable by the Company in respect of the use of spectrum for its principal network for the period from 1 April 1998 to 31 March 1999 will be at least one hundred (100) per cent. more than such fee paid by the Company for the period from 1 April 1997 to 31 March 1998;

               (i) as at 15 January 1998 the Company or its service providers having received notices of termination given after the date of this Agreement in respect of 3,000 subscriber units (each subscriber unit being a radio unit recorded on the Company's SMART system in a manner fully consistent with such recording practice over the last year) which have not been implemented by the Company by removing the unit from the SMART system by that date, excluding former subscriber units on the Company's networks which have before that date become subscriber units to Fleetcomm Limited's networks.

4.2  Responsibility for Satisfaction

     The parties hereby undertake to use all reasonable endeavours to ensure the satisfaction of the Pre-conditions and the Vendor hereby undertakes to use all reasonable endeavours to ensure that a Material Adverse Change does not occur. Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body relating to the Company or this Agreement shall be dealt with by the Vendor and the Purchaser in consultation with each other and each of the Vendor and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3  Non-Satisfaction/Waiver

     4.3.1 The party responsible for the satisfaction of each Pre-condition shall promptly give notice to the other parties of the satisfaction of the relevant Pre-condition by giving them a copy of the relevant written confirmations on the Business Day next following the day on which it has received the relevant confirmation. If the Pre-conditions are not satisfied on or before sixty (60) days from the date of this Agreement or such extended period as is referred to in clauses 4.1.5(c)(ii), 4.1.5(g), 4.4.3 and 4.5.2, either party may terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from breach of the undertakings contained in clauses 4.2 and 9.4.

     4.3.2 The Purchaser may waive in whole or in part and conditionally or unconditionally any of the conditions in clause 4.1 by notice in writing to the Vendor.

4.4  Reduction of Consideration

     4.4.1 In the event that notice of termination of the leases of any of the Principal Properties is received by the Company after the date of this Agreement but prior to Completion the consideration payable by the Purchaser under clause 3.1 shall, subject to clause 4.4.2, be reduced by L250,000 for each of the Principal Properties in respect of which a notice has been given provided that the Vendor's Accountants have given a written opinion to the Vendor and the Purchaser, upon the request of the Vendor, that Losses have been actually or are reasonably expected to be incurred by the Company as a consequence of the termination of the lease.

     4.4.2 In respect of each notice of termination, as described in clause 4.4.1, whose validity is disputed by the Vendor:

               (i)   the consideration payable by the Purchaser under clause
                     3.1 shall not be reduced at Completion;

               (ii)  the Retention Fund shall be increased by L250,000; and

               (iii) a payment from the Retention Fund together with the
                     interest accrued on that amount shall be made pursuant to
                     Schedule 6, provided that: (a) the notice of termination is held to be valid by a court of competent jurisdiction; or (b) the Company does not contest the notice of termination within thirty
                    (30) days of receipt.

     4.4.3 Upon receipt of a notice of termination as described in clause 4.4.1, the Vendor will immediately request the Vendor's Accountants to render the written opinion referred to in that clause within seven (7) Business Days.

4.5  Dispute procedure

     4.5.1 If any dispute arises between the Vendor and the Purchaser as to the occurrence or alleged occurrence of a Material Adverse Change or a payment to the Purchaser pursuant to paragraph 1.3 of
               Schedule 6 ("Payment"), the Vendor and the Purchaser will immediately refer such dispute for determination by a senior chartered accountant appointed by agreement between the Vendor and the Purchaser or, failing agreement within three (3) Business Days, upon application by either of them to the President for the time being of the Institute of Chartered Accountants in England and Wales ("Expert").

     4.5.2 The Vendor and the Purchaser will jointly request the Expert to act as an expert and not as an arbitrator and to state within twenty (20) Business Days of his receipt of that request whether, in his opinion:

               (a)  a Material Adverse Change has occurred; or

               (b)  whether a Payment should be made.

     4.5.3 The determination of the Expert will be final and binding upon the Vendor and the Purchaser, except in the case of manifest error, and the Expert's costs will be shared equally between the Vendor and the Purchaser. To assist him with the determination, the Expert may employ the services of a lawyer.

5    Action Pending Completion

5.1  Vendor's General Obligations

     The Vendor shall procure that, pending Completion:

     5.1.1 the Company will carry on business only in the ordinary course, (save insofar as otherwise agreed in writing by the Purchaser) in substantially the same manner as presently conducted, and the Vendor shall use all reasonable efforts to preserve the Vendor's and the Company's relationship with the Company's employees, customers, suppliers, lessors, licensors and other business associates;

     5.1.2 the Purchaser receives copies of the Management Accounts within twelve (12) Business Days of the month end to which such Management Accounts relate, and any other monthly reports prepared by the Company for its non-statutory directors and all weekly technical and management reports known as "hotline reports" in a timely fashion following their production;

     5.1.3 the Purchaser and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the statutory books, minute books, leases, licences, contracts, tax records, details of receivables without customer names, documents evidencing or embodying Intellectual Property Rights, supplier lists, consultants reports relating to the analogue business of the Company and correspondence with regulators in the possession or control of the Company;

     5.1.4 the Purchaser and its agents will, upon reasonable notice, be allowed access to all directors including non-statutory directors of the Company (the "Personnel") and the Personnel shall comply with all reasonable requests by the Purchaser for financial, operating, technical, marketing and other information relating to the Company, including any information relating to any pending application by the Company for any regulatory or governmental approval but excluding any information relating to customers' names, service providers' names, prospective financial information, other than the Company's 1998 budget for its analogue business, and information relating to the TETRA business of the Company;

     5.1.5 the Company maintains in force all insurance policies and all other such insurances normally kept in force by it; and

     5.1.6 the Vendor, to the extent that it does not currently own the entire issued share capital of the Company, shall promptly do so following the execution of this Agreement.

5.2  Restrictions on the Vendor

     Without prejudice to the generality of clause 5.1, the Vendor shall consult with the Purchaser in relation to all material matters concerning the running of the Company between the date of this Agreement and Completion, and the Vendor will permit the Purchaser to consult the Personnel on all matters concerning the operation of the Company between the date of this Agreement and the Completion Date, other than on those matters specifically excluded from clause 5.1.4, will arrange weekly meetings between the Company and the agents of the Purchaser to discuss the business of the Company and its integration into the Purchaser's Associates; and during that period shall procure that the Company shall not without the prior written consent of the Purchaser such consent not to be unreasonably withheld or delayed:

     5.2.1 incur or enter into any agreement or commitment involving any capital expenditure in excess of L50,000 per item and L200,000 in aggregate, provided that in relation to the Company's proposed digital business no further capital expenditure will be made or committed to and no further expenses in relation to that business will be incurred or committed to, other than pursuant to existing contracts;

     5.2.2 enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three (3) months notice or less or which relates to the acquisition or lease of any premises other than up to 6 base station sites or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of L200,000;

     5.2.3 enter into or amend any Security Interest, contract or commitment relating to any of the Properties or their management or the rents payable therefor other than contracts or commitments which would not have a material adverse effect on the value of the Company or the value of the Properties;

     5.2.4 begin any discussions or negotiations or agree to the amendment of the TA Licence or the WT Licence or in any way act contrary to the terms of such Licences;

     5.2.5 begin any discussions or negotiations with Taxation authorities;

     5.2.6 incur any additional borrowings or incur any other indebtedness;

     5.2.7 make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any employee, provide or agree to provide any gratuitous payment or loan or benefit to any such person or any of their dependants, or dismiss or terminate the employment of any employee other than for cause, or engage or appoint any additional employee other than pursuant to offer letters outstanding at the date of this Agreement, the details of which, other than the name of the offeree, have been disclosed in writing to the Purchaser in the Disclosure Letter;

     5.2.8 discontinue or amend the Pension Scheme to any material extent or commence to wind it up or cause it to cease to admit new members or communicate to any employee any material plan, proposal or intention to amend, wind up, terminate or exercise any discretion in relation to the Pension Scheme;

     5.2.9 pay any benefits under the Pension Scheme other than in accordance with the terms of the documents governing such scheme and not under any discretionary power;

     5.2.10 acquire or agree to acquire or dispose of or agree to dispose of any material asset or material stocks or allow or suffer any of the Company's assets to become subject to any Security Interest except:

               (a)  as permitted pursuant to clauses 5.2.1 and 5.2.2;

               (b) for orders accepted or made by the Company in the ordinary course of business before the date of this Agreement; and

               (c) for acquisitions made to fulfil orders made by customers in the ordinary course of business;

     5.2.11 take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of the Company or (if different) the period extended to any particular debtor in which to make payment;

     5.2.12 delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors or (if different) the period extended by any particular creditor in which to make payment;

     5.2.13    fail to pay any statutory creditor by the due date;

     5.2.14 amend any insurance policy, allow any insurance policy normally kept in force by the Company to lapse, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

     5.2.15 create, allot or issue or redeem any share or loan capital of the Company or any option, warrant or right relating thereto;

     5.2.16 acquire or agree to acquire any share, shares or other interest in any company, partnership or other entity; or

     5.2.17 declare, make or pay any dividend or other distribution or repay any loan to shareholders except as provided in clause 5.3;

     and the Vendor shall indemnify and hold the Purchaser indemnified against all Losses arising through its failure to comply with the provisions of this clause 5.2.It is hereby acknowledged (for the avoidance of doubt) that none of the provisions of this clause 5.2 or the exercise or failure to exercise any of the Purchaser's rights hereunder shall give rise to any liability on the part of the Purchaser or any of its employees, consultants or representatives or any person connected with it. The Vendor undertakes to the Purchaser to indemnify and hold indemnified the Purchaser and such persons as aforesaid against all Losses which it may incur by reason of any such liability, subject to the Purchaser's employees acting in the normal and proper course of their duties.

5.3 Net Loan Repayment

     5.3.1 The Vendor and the Purchaser agree, that between the date of this Agreement and Completion, the Company shall repay to the Vendor and/or its Associates the amounts owing to them as at Completion, less the amounts owing by the Vendor and/or its Associates (including GMS, Inc) to the Company as at Completion, the net amount of such repayment to the Vendor and/or its Associates being referred to as the "Net Loan Repayment".

     5.3.2 At Completion the consideration for the purchase of the Shares shall be adjusted as follows:

               (i) it shall be increased by the amount by which L3,800,000 exceeds the Net Loan Repayment;

               (ii) it shall be decreased by the amount by which the Net Loan
                    Repayment exceeds L3,800,000.

     5.3.3 Notwithstanding the provisions of clause 5.3.1, the Purchaser consents to the making of a partial Net Loan Repayment prior to Completion of an amount not exceeding a total of L2,500,000.

     and any adjustment to the consideration shall be converted into US$ based on the average pounds sterling/US$ exchange rate quoted by Lloyds Bank plc at the close of business on the ten Business Days ended on the Business Day immediately before the Notification Date.

5.4  Post Completion

     5.4.1 The Vendor's Accountants will be responsible, in consultation with the Purchaser's Accountants, for the preparation on behalf of the Company of its corporation tax return (and/or amended return and corporation tax computation) for the year ending 31 December 1997 and the computation calculating the figures in the return and with the approval of the Company and the Purchaser, filing them with the Inland Revenue. The Company will remain responsible for signing such returns. The Vendor's Accountants will also be responsible in consultation with the Purchaser's Accountants and subject to the Purchaser's written approval, such approval not to be unreasonably withheld or delayed, for responding to any queries raised by the Inland Revenue in relation to such returns.

     5.4.2 The Vendor will prepare the accounts of the Company for the year ending 31 December 1997 in consultation with the Purchaser and the Purchaser's Auditors to reflect this Agreement which will be audited by the Vendor's Accountants and, to the extent that the management of the Company have discretion to determine the accounting policies of the Company, the Company will amend those policies as reasonably required by the Purchaser, provided that no such amendment shall be required to the extent that it would have adverse tax consequences for the Vendor or to the extent that it would cause the Vendor's Accountants to qualify their auditor's report on such accounts;

6    Completion

6.1  Date and Place

     Subject to clause 4, Completion shall take place at the offices of the Purchaser's Solicitors three (3) Business Days after the Notification Date or at such other place or on such other date as may be agreed between the Purchaser and the Vendor.

6.2  Vendor's Obligations on Completion

     On Completion the Vendor shall deliver or make available to the Purchaser:

     6.2.1 a certificate confirming the truth and accuracy in all respects of the Warranties and that such Warranties are not misleading in any respect as at Completion except as provided in clause 7.2 and confirming that it does not have any knowledge of any matter which would constitute a Warranty Claim subject to the contents of the Disclosure Letter;

     6.2.2 a certificate confirming that no Material Adverse Change has occurred;

     6.2.3 duly executed transfers of the Shares in favour of the Purchaser or as it may direct accompanied by the relative share certificates;

     6.2.4 the written resignations of each of the statutory directors and secretary of the Company from his office as a statutory director or secretary to take effect on the Completion Date in the agreed terms;

     6.2.5 the written resignations of the auditors of the Company to take effect on the later of the Completion Date and the date on which the audited accounts of the Company for the year ending 31 December 1997 and the associated management letters are finalised, with acknowledgments signed by them in agreed terms to the effect that they have no claim against the Company and containing the statement referred to in Section 394 of the Companies Act 1985 to the effect that as at the Completion Date there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of the Company;

     6.2.6 the certificates of incorporation, corporate seals (if any), cheque books and statutory books of the Company (duly written up-to-date);

     6.2.7 all the financial and accounting books and records (including those in relation to Taxation) of the Company and all documents of title relating to the Properties;

     6.2.8 (if the Purchaser so requires) irrevocable powers of attorney (in agreed terms) executed by the Vendor (as the holder of all the Shares) in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

     6.2.9 bank statements of all bank accounts of the Company as at close of business on the Business Day before the Completion Date;

     6.2.10 evidence reasonably satisfactory to the Purchaser that the Vendor has fulfilled all liabilities of the Company under the long-term incentive scheme described in the memorandum dated 27 August 1997 from E J Watts to Yaron Eitan, in respect of share options issued under Geotek's share option plans dated 1989 and 1994 and in respect of the Vendor's Overheads;

     6.2.11 evidence satisfactory to the Purchaser that all intercompany balances, including but not limited to payments owing by GMS, Inc and the loan from Geotek to the Company have been settled on a final basis;

     6.2.12 evidence satisfactory to the Purchaser that in respect of all the Principal Properties the Company has a lease in its name and such leases are valid and subsisting;

     6.2.13 evidence satisfactory to the Purchaser that the Company has a lease or licence in its name, and such leases or licences are valid and subsisting, for one hundred and five (105) of the Properties;

     6.2.14 written consent from the auditors of the Company, that to the extent necessary, they will consent, subject to receiving confirmation from any subsequent auditors of the Company that no historic accounts prepared by them require adjustment, to the copying and publication of the accounts included in the three (3) annual returns of the Company for the years ended 31 December 1995, 1996 and 1997 by the Purchaser or any of its Associates or future Associates in any of their regulatory or financial filings, including registration statements and exhibits;

     6.2.15 a copy of the most recent opinion of the financial adviser to Geotek (or other investment banking firm) to the effect that the consideration payable by the Purchaser under clause 3.1 is fair to Geotek; and

     6.2.16 an opinion from Klehr, Harrison, Harvey, Branzburg & Ellers LLP in terms reasonably satisfactory to the Purchaser that the Shares are not subject to any Security Interest.

6.3  Board Resolutions of the Company

     On Completion the Vendor shall procure the passing of board resolutions of the Company:

     6.3.1 revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

     6.3.2 accepting the resignations referred to in clause 6.2.4 and appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as statutory directors and secretary;

     6.3.3 approving the registration of the share transfers referred to in clause 6.2.3 subject only to their being duly stamped;

     6.3.4 accepting the resignation referred to in clause 6.2.5 and appointing the Purchaser's Accountants as auditors of the Company;

     6.3.5 changing its registered office in accordance with instructions given by the Purchaser; and

     6.3.6 changing its accounting reference date in accordance with instructions given by the Purchaser;

     and shall hand to the Purchaser duly certified copies of such resolutions.

6.4  Indemnity

     The Vendor shall indemnify and keep indemnified the Purchaser on an after-tax basis against all Losses of the Company arising out of or in connection with any scheme of Geotek relating to the remuneration of, or other payments to, the Company's employees or directors, including the long-term incentive scheme described in the memorandum dated 27 August 1997 from E J Watts to Yaron Eitan and share options issued under Geotek share option plans dated 1989 and 1994, and in respect of the Vendor's Overheads.

6.5  Payment of Price

     6.5.1 The Purchaser shall deliver to the Vendor a certificate confirming the truth, completeness and accuracy of the warranties set out in Part 2 of Schedule 2 as at Completion.

     6.5.2     Subject to clause 4, against compliance with clauses 5.1.2,
               6.2 and 6.3 the Purchaser shall pay to the Vendor in accordance with the payment details set out in clause 3 that part of the consideration for the purchase of the Shares which is payable to the Vendor on the Completion Date and as regards the Retention Fund the Purchaser and the Vendor shall take the necessary steps to complete the arrangements set out in
               Schedule 6.

6.6  Default

     6.6.1 If the provisions of clauses 5.1.2, 6.2 and 6.3 are not fully complied with by the Vendor by or on the Completion Date, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages but not including a right to terminate this Agreement) by written notice to the Vendor served on such date:

               (i) to effect Completion so far as practicable having regard to the defaults which have occurred; or

               (ii) to fix a new date for Completion (not being more than twenty (20) Business Days after the agreed date for Completion) in which case the foregoing provisions of this clause 6 shall apply to Completion as so deferred but provided such deferral may only occur once.

     6.6.2 If the provisions of clause 6.5 are not fully complied with by the Purchaser by or on the Completion Date or any new date for Completion fixed pursuant to clause 6.6.1(ii), the Vendor shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Purchaser served on such date:

               (i) to effect Completion so far as practicable having regard to the defaults which have occurred; or

               (ii) to fix a new date for Completion (not being more than twenty (20) Business Days after the agreed date for Completion) in which case the foregoing provisions of this clause 6 shall apply to Completion as so deferred but provided such deferral may only occur once.

7    Warranties

7.1  Incorporation of Schedule 2

     7.1.1 The Vendor warrants to the Purchaser on the date of this Agreement and on the Completion Date in the terms set out in
               Part I of Schedule 2 subject only to:

               (i) any matter which is fully disclosed in the Disclosure Letter, the Audited Accounts or the Management Accounts made available to the Purchaser prior to the date of this Agreement;

               (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser; and

              (iii) the provisions of clause 7.2.2.

     7.1.2 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties and the undertakings contained in this Agreement. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of the Schedule, or by anything in this Agreement or the Tax Deed of Covenant.

     7.1.3 The Vendor confirms, as at the date of this Agreement (and will confirm as at the Completion Date pursuant to clause 6.2.1), the truth and accuracy in all respects of the Warranties, that such Warranties are not misleading in any respect as at Completion except as provided in clause 7.2 and that it does not have any knowledge of any matter which would constitute a Warranty Claim other than as set out in the Disclosure Letter.

     7.1.4 The Purchaser confirms that as at the date of this Agreement it does not have any knowledge of a matter which would constitute a Warranty Claim. For the purpose of this clause
               7.1.4 "knowledge" means the knowledge of Yves Marois, Marc Godin, Fran ois Dupuis and Ted Beddoes of any matter fully disclosed in writing in the report dated 15 December 1997 from the Purchaser's Accountants to the Purchaser and in the Disclosure Letter.

7.2  Updating to Completion

     7.2.1     The Vendor further warrants to the Purchaser that:

               (i) subject to clauses 7.1.1 and 7.2.2, the Warranties will be fulfilled down to and will be true and accurate in all respects and not misleading in any respect at Completion as if they had been given again at Completion; and

               (ii) if after the signing of this Agreement and before
                    Completion any event shall occur or matter shall arise which results or may result in any of the Warranties being unfulfilled, untrue, misleading, incomplete or inaccurate in any respect at Completion the Vendor shall immediately notify the Purchaser in writing fully thereof prior to Completion and the Vendor (at its own cost) shall make any investigation concerning the event or matter which the Purchaser may require.

     7.2.2 The Purchaser agrees with the Vendor that clause 7.2.1(i) does not apply to the following Warranties and that they will be given at Completion as follows:

               (i)  paragraphs 3.8.11, 5.8.1, 5.8.2 and 5.8.3 of Part 1 of
                    Schedule 2: the total number of Subscribers (as defined in paragraph 5.8.1 of Part 1 of Schedule 2) will be subject to a gross reduction of two thousand (2,000) per calendar month or part of a calendar month, excluding from the reduction, subscribers to the Company's networks in any such month or part of it which become subscribers to Fleetcomm Limited's network and that as at 15 January 1998, the number of Subscribers which have given notice to the Company (whether directly or indirectly) to terminate but whose contracts have not yet been terminated does not exceed three thousand (3000). For the purpose of this clause "gross reduction" means before adding new subscribers during the period from the date of this Agreement to the Completion Date; and

               (ii) paragraphs 6.1.1 to 6.1.3 of Part 1 of Schedule 2 will be subject to additional employees disclosed pursuant to clause 5.2.7, but the Warranties will otherwise be given at Completion.

7.3  Limitation of Liability

     Notwithstanding the provisions of clauses 7.1 and 7.2, the Vendor shall not be liable under this Agreement:

     7.3.1     Time Limits

               In respect of any claim unless notice of such claim is given in writing by the Purchaser to the Vendor setting out such details as are available of the specific matter in respect of which the claim is made, within sixteen (16) months from the Completion Date except that the limit will be six (6) years from the end of the accounting reference period of the Company in which Completion takes place in relation to a claim under paragraph 7 of Part 1 of Schedule 2 and will be unlimited in time in relation to a claim under paragraph 1.4 of Part 1 of Schedule 2 except that the Vendor will cease to be liable for any claim unless proceedings against it are issued and served within twenty (20) months of the notice in question unless previously satisfied, settled or withdrawn;



     7.3.2     Aggregate Minimum Claims

               In respect of any claim unless:

               (a)  that claim exceeds L10,000; and

               (b) the aggregate amount of all claims for which the Vendor would otherwise be liable under this Agreement and the Tax Deed of Covenant exceeds L250,000 but if the aggregate amount of the liability in respect of all such claims exceeds that figure then all claims, including claims previously notified, shall accrue against and be recoverable from the Vendor;

     7.3.3     Maximum Claims

               In respect of any claim to the extent that the aggregate amount of the liability of the Vendor for all claims made under this Agreement and the Tax Deed of Covenant would exceed the purchase consideration under clause 3 but in the case of any claim relating to any statutory and/or criminal fine or penalty the liability of the Vendor shall be without limitation;

     7.3.4     Contingent Liabilities

               In respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this sub-clause shall not operate to avoid a claim made in respect of a contingent liability within the applicable time limit specified in clause 7.3.1 if the requisite details of such claim have been delivered before the expiry of such period (even if such liability does not become an actual liability until after the expiry of the relevant period);

     7.3.5     Provisions in the Accounts

               In respect of any claim if and to the extent that proper provision or reserve or, in respect of contingent liabilities only, note is made for the matter giving rise to the claim in the Audited Accounts;

     7.3.6     Legislation and Taxation

               In respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:

               (i)  Changes in Legislation

                    the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

               (ii) Accounting and Taxation Changes

                    any change in accounting or Taxation policy, bases or practice of the Purchaser introduced or having effect after the date of this Agreement.

     7.3.7     Insurance

               In respect of any claim to the extent that any Losses arising from such claim are covered by a policy of insurance in force on the date of this Agreement;

     7.3.8     Other Limitations

               In respect of any claim which:

               (i) occurs or arises as a direct result of or is otherwise attributable to a voluntary act or omission occurring after Completion of the Purchaser or the Company, other than pursuant to a legally binding commitment created before Completion;

               (ii) arises as the result of any provision or reserve made in respect of it in the Audited Accounts being insufficient by reason of any increase in the rates of Taxation made after the date of this Agreement or arises as a result of the retrospective imposition of Taxation as a consequence of a change in the law enacted after the date of this Agreement.

             (iii) would not have arisen but for any claim, election,
                    surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be done by the Company, or the Purchaser under the provisions of the Taxation Statutes after date of this Agreement; or

               (iv) occurs or arises out of, as a result of or in connection with;

                    (a) any change in the nature of the business of the Company or in the manner of conducting it after Completion; or

                    (b)  any asset acquired by the Company after Completion;

               (v) occurs or arises as a result of or is otherwise attributable to an act or omission after the date of this Agreement of the Company (provided the Purchaser has consented in writing to such act or omission) or the Purchaser including anything which occurs or arises as a result of a change in any accounting policy pursuant to clause 5.4.2;

               (vi) is made good under clauses 4.4, 5.2, 6.4 or 9.15, except that this sub-clause 7.3.8(vi) shall apply only to the extent that a claim is made good;

     Provided that none of the limitations contained in this clause 7.3 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee of the Vendor or any of the directors of the Company (including any non-statutory directors of the Company).

7.4  Recovery of ACT

     If the Vendor is liable to the Purchaser under the Warranties by reason of an obligation of the Company to pay advance corporation tax or any sum recoverable from the Company as if it were advance corporation tax, the liability of the Vendor will be reduced and the amount paid to the Purchaser in respect of such liability will be refunded (excluding any amount paid in respect of the Purchaser's or the Company's funding costs in connection with such liability) when and to the extent that the Company obtains the benefit of a reduction in liability to mainstream corporation tax by reason of such payment.

7.5  Conduct of Claims

     7.5.1 If the Purchaser becomes aware of any matter that may give rise to a claim against the Vendor under this Agreement notice of that fact shall be given as soon as possible to the Vendor but any failure to give such notice shall not affect the rights of the Purchaser except to the extent that the Vendor is prejudiced by such failure.

      7.5.2 Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, subject to its being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Vendor or its accountants or professional advisers may reasonably request.

     7.5.3 If the claim in question is a result of or arises in connection with a claim by or liability to a third party then the Purchaser (if requested promptly in writing by the Vendor and indemnified to its reasonable satisfaction by the Vendor against all Losses which may as a result be incurred by the Purchaser) shall take all such action and institute such proceedings as the Vendor may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability. Nothing in this clause
               7.5.3 shall oblige the Purchaser to take any action which may reasonably damage its commercial interests.

7.6  Prior Receipt

     If the Vendor pays an amount in discharge of any claim under this Agreement and the Purchaser subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is related to the subject matter of the claim and which would not otherwise have been received by the Purchaser, the Purchaser shall pay to the Vendor an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Vendor to the Purchaser less any reasonable costs and expenses incurred to obtain such recovery.

7.7  Effect of Completion

     Subject to clause 7.3 the Warranties and all other provisions of this Agreement and the Tax Deed of Covenant insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any Pre-condition) except by a specific and duly authorised written waiver or release by the Purchaser.

7.8  Purchaser's Warranties

     7.8.1 The Purchaser and the Guarantor warrant to the Vendor in the terms set out in part 2 of Schedule 2.

     7.8.2 Each of the Purchaser and its Associates undertakes to the Vendor that it will not, and undertakes to the Vendor to procure that its employees and agents will not, between the date of this Agreement and the Completion Date:

               (i) without the prior written consent of the Vendor which cannot be unreasonably withheld, take the initiative to communicate with The General Electric Company PLC about any contract or any lease or licence of the Company or with any landlords of any of the Properties regarding any licence or lease with the Company or with any of the subscribers to the Company's networks other than in the ordinary course of business of the Purchaser or its Associates as carried on in the twelve (12) months prior to the date of this Agreement, or with any of the Company's service providers regarding the Company;

               (ii) induce or attempt to induce a breach of any of the
                    Warranties;

              (iii) cause or attempt to cause a Material Adverse Change
                    except that this sub clause 7.8.2(iii) does not apply to any activities of Fleetcomm Limited, provided that Fleetcomm Limited carries on business as it has done in the last 12 months; or

               (iv) communicate with any suppliers of TETRA with regard to any possible supply to the Company.

     7.8.3 Between the date of this Agreement and the Completion Date, the Purchaser and the Vendor will give each other reasonable notice of any proposed discussions with the OFT, the Radiocommunications Agency or the Communications and Information Industries Division of the Department of Trade and Industry relevant to this Agreement or the provision of radio frequency spectrum for TETRA and will invite the directors of the Company and their agents to participate in any meetings with such organisations.

8    Restrictions on the Vendor

8.1  Restrictions

     The Vendor further undertakes with the Purchaser and its Associates that the Vendor will not and will procure that (i) none of its Associates and (ii) none of its directors will in any Relevant Capacity during the Restricted Period:

     8.1.1 directly or indirectly carry on within the United Kingdom any business relating to the provision of PMR services, PAMR services or community radio services, regardless of the technology involved, nor be concerned or interested within such area in any such business save through the holding or being interested in not more than five (5) per cent of the outstanding share capital of a company the shares of which are listed on any recognised stock exchange;

     8.1.2 in competition with the business of the Company as described in clause 8.1.1, canvass or solicit the custom of any person, firm or company who has within three (3) years prior to Completion been a material subscriber (having regard to the number of units) of the Company; or

     8.1.3 induce or seek to induce any present senior employee of the Company with an annual salary in excess of L45,000 to become employed whether as employee, consultant or otherwise by any of the Vendor or its Associates.

8.2  Reasonableness of Restrictions

     The Vendor acknowledges and agrees that as a result of the consideration paid by the Purchaser to the Vendor under clause 3, the restrictions contained in this clause are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.3  Interpretation

     The following terms shall have the following meanings respectively in this clause 8:

     8.3.1 "Restricted Period" means three (3) years commencing on Completion; and

     8.3.2 "Relevant Capacity" means for its or his own account or for that of any person, firm or company (other than the Purchaser and the Company) or in any other manner and whether through the medium of any company controlled by it or him or as principal, partner, director, employee, consultant or agent.

9    Other Provisions

9.1  Announcements

     9.1.1 Subject to the agreed announcement on signing of this Agreement, pending Completion, the Vendor and the Purchaser shall, subject to the requirements of law or rules of any regulatory body, including any securities commission in Canada or the Securities and Exchange Commission in the United States of America, or the rules and regulations of any recognised stock exchange, consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or writing to shareholders, employees, customers, suppliers, distributors, sub-contractors, stock exchange, media or other person which either may desire or be obliged to make regarding this Agreement. Any other communication which the Purchaser or the Vendor may make concerning the foregoing matters shall, subject to the requirements of law or rules of any regulatory body, including any of the securities commissions in Canada or the Securities and Exchange Commission in the United States of America, or the rules and regulations of any recognised stock exchange, be consistent with any such formal announcement or writing as aforesaid.

     9.1.2 Subject to clause 9.1.1, neither the Purchaser nor the Vendor shall pending Completion make or authorise or issue any formal public announcement or writing concerning the subject matter of this Agreement or any other document or transaction referred to in or contemplated by this Agreement.

9.2  Successors and Assigns

     9.2.1 The Vendor agrees that the benefit of every provision in this Agreement is given to the Purchaser for itself and its Associates. Accordingly, the Purchaser (and its Associates) may, without the consent of the Vendor, assign to any Associate of the Purchaser the benefit of all or any of the Vendor's obligations under this Agreement, or any benefit to the Purchaser arising under or out of this Agreement.

     9.2.2 The Vendor agrees that, upon the request of the Purchaser or its Associates, this Agreement may be novated (in whole or in part) in favour of any Associate of the Purchaser, and the Vendor shall execute a Novation Agreement substantially in the terms set out in Schedule 5. If the Vendor fails to execute any such Agreement within 14 days of the request by the Purchaser, the Purchaser may execute it on behalf of the Vendor and for such purpose the Vendor hereby irrevocably appoints the Purchaser as the Vendor's attorney for the purpose of executing any such Agreement. The Vendor agrees to ratify and confirm any action properly taken by the Purchaser by virtue of this power of attorney.

9.3  Variation

     No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

9.4  Further Assurance

     At any time after the date of this Agreement the Vendor shall and shall use its best endeavours to procure that any necessary third party shall execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

9.5  Costs

     The Vendor shall bear all legal, accountancy and other costs and expenses incurred by it and the Company in connection with this Agreement and the sale of the Shares. The Purchaser shall bear all such costs and expenses incurred by it.

9.6  Interest

     If the Vendor or the Purchaser default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (whether after or before judgment) at a rate per annum of three (3) per cent above the base rate from time to time of Midland Bank PLC. Such interest shall accrue from day to day.

9.7  Notices

     9.7.1 Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

               In the case of either the Vendor or Geotek, to:


               102 Chestnut Ridge Road
               Montvale
               New Jersey 07645
               United States of America

               Fax:  1 (201) 930 1363
               Attention:  Robert Vecsler
               and with a copy to the Vendor's Solicitors for the attention of Nicolas Greenstone;

               in the case of the Purchaser, to:


               Block C
               The Crescent
               Jay
               's Close,
               The Viables,
               Basingstoke,
               Hampshire RG22 4BS.

               Fax:  (01256) 368002
               Attention:  Marc Godin

               and in the case of the Guarantor, to:

               1250 Rene-Levesque Boulevard West
               Suite 1100, Montreal, Quebec
               Canada

               Fax:  + 1 514 925 8470
               Attention:  Fran ois Dupuis and Yves Marois


     9.7.2 Any such notice or other communication shall be delivered by hand or sent by courier, fax or prepaid first class post. If sent by courier or fax such notice or communication shall conclusively be deemed to have been given or served at the time of dispatch, in case of service in the United Kingdom, or on the following Business Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two (2) Business Days from the time of posting, in the case of inland mail in the United Kingdom or three (3) Business Days from the time of posting in the case of international mail.

9.8  Severance

     If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected and in lieu of such illegal or unenforceable provision there should be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable, it being the intent of the parties to maintain the benefit of the bargain for all parties.

9.9  Counterparts

     This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

9.10 Restrictive Trade Practices

     Notwithstanding any other provision of this Agreement, no provision of this Agreement which is of such a nature as to make the Agreement liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars thereof have been duly furnished to the Director General of Fair Trading pursuant to the said Act. Each of the Vendor and Geotek agree to notify the Purchaser if either of them commences to carry on business in the United Kingdom within three (3) years from the date of this Agreement.

9.11 Governing Law and Submission to Jurisdiction

     This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law and all the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes other than pursuant to clause 4.5 which may arise out of or in connection with this Agreement and such documents.

9.12 Appointment of Process Agent

     9.12.1 The Vendor hereby irrevocably appoints the Vendor's Solicitors as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Vendor.

     9.12.2 The Vendor shall notify the Purchaser of any change in the address of its process agent within twenty-eight (28) days of such change.

     9.12.3 If such process agent ceases to have an address in England the Vendor irrevocably agrees to appoint a new process agent acceptable to the Purchaser and to deliver to the Purchaser within fourteen (14) days a copy of a written acceptance of appointment by the process agent.

     9.12.4 Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

9.13 Guarantee of Purchaser's Obligations

     In consideration of the Purchaser agreeing to enter into this Agreement the Guarantor undertakes with the Vendor that:

               (i) if the Purchaser fails to pay the consideration set out in clause 3.1, the Guarantor will on demand pay to the Vendor any money due but not paid by the Purchaser and indemnify the Vendor against all Losses which it may incur by reason of such default on the part of the Purchaser in performing and observing its obligations under clause 3.1; and

               (ii) although, as between the Purchaser and the Guarantor, the
                    Guarantor is a guarantor only, as between the Guarantor and the Vendor, the Guarantor is deemed to be a principal debtor and accordingly will not be released or discharged nor will its liability under this Agreement be prejudiced by any forbearance or indulgence shown by the Vendor to the Purchaser, whether as to payment, time, performance or otherwise.

9.14 Vendor's Awareness

     For the purpose of this Agreement references to the Vendor being aware of any fact or matter means the awareness of the Vendor and its employees, after making due and careful enquiry of the directors of the Company, including any non-statutory director of the Company.

9.15 Base Station Licences

     Within the period of six (6) months from the Completion Date, the Vendor will pay to the Purchaser on demand against reasonable evidence all Losses incurred by the Company as a result of the lease or licence of any base station used by the Company not being in the name of the Company on the Completion Date, including without limitation:

     9.15.1 all expenses incurred by the Company in order to transfer into the name of the Company any base station leases or licences which are not in the name of the Company on the Completion Date including but not limited to any administrative expenses, legal fees and amounts paid to landlords, whether by way of expenses, legal fees and amounts paid on the issue of a new lease or licence; and

     9.15.2 the reasonable costs directly incurred by the Company to move its network equipment to another base station in the event that the landlord of any base station referred to in clause 9.15.1 terminates that lease or licence within six (6) months of the Completion Date.

9.16 Audit and Access Rights

     During the six (6) years from the Completion Date, the Purchaser will permit the Vendor and its duly authorised agents access on reasonable notice during normal business hours and, at its cost, to take copies of, the accounting and Taxation records and correspondence, tax returns, correspondence with Taxation authorities and all accounting records and work papers certified by the Vendor's Accountants as necessary to complete the Vendor's or Geotek's tax returns relating to any accounting period ending on or before the Completion Date, subject always to the Vendor and Geotek and their duly authorised agents agreeing to keep such records confidential and to use them only for the purposes of the Taxation returns of the Vendor or its Associates and subject to the Company holding such records.

9.17 No other beneficiaries

     The parties to this Agreement do not intend that the Company's employees, customers, lessors, licensors, suppliers or any other person should obtain any rights as third party beneficiaries of this Agreement.

In witness whereof this Agreement has been duly executed.


SIGNED by ROBERT
VECSLER  on behalf
of GEOTEK                }           signed
COMMUNICATIONS, INC.
in the presence of:


witnessed


SIGNED by ROBERT
VECSLER on behalf of
GEOTEK GmbH HOLDING      }           signed
CORPORATION in the
presence of:


witnessed


SIGNED by MARC GODIN
on behalf of TIWC
HOLDINGS (UK)            }           signed
LIMITED in the
presence of:


witnessed


SIGNED by YVES
MAROIS on behalf
of TELESYSTEM            }           signed
INTERNATIONAL
WIRELESS INC. in
the presence of:


witnessed